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                                                                    EXHIBIT 10.3

                      TRANSITIONAL FINANCIAL AND ACCOUNTING
                               SERVICES AGREEMENT

         THIS TRANSITIONAL FINANCIAL AND ACCOUNTING SERVICES AGREEMENT (the "Agreement"), made as of this 1st day of July, 1998 (the "Closing Date"), by and between NPC MANAGEMENT, INC., a Kansas corporation ("NPC Management"); and ROMACORP, INC., a Delaware corporation ("Romacorp"). Romacorp and NPC Management are collectively referred to herein as the "Parties" and individually as a "Party."

                                   WITNESSETH:

         WHEREAS, NPC Management is a wholly-owned subsidiary of NPC International, Inc., a Kansas corporation ("Parent"), and provides management, accounting, financial reporting services and information services to Parent and certain of Parent's affiliates;

         WHEREAS, Parent, NPC Restaurant Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and Sentinel Capital Partners, L.P., a Delaware limited partnership ("Sentinel") have entered into a Recapitalization Agreement, dated April 24, 1998 ("Recapitalization Agreement");

         WHEREAS, pursuant to Section 10.2(i) of the Recapitalization Agreement, Parent has agreed to cause the execution and delivery of this Agreement on the Closing Date, whereby NPC Management would provide certain services to Romacorp and the Romacorp Affiliates (as defined below) to the same extent currently provided by NPC Management to Romacorp and the Romacorp Affiliates in the ordinary course of Romacorp's and the Romacorp Affiliates' businesses consistent with past practices for a period of up to one year;

         NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

         1. Scope of Services.

                  1.1 General. NPC Management hereby agrees to provide Romacorp and the Romacorp Affiliates with the services, the parameters of which are described in Annex A, which consist of the management, accounting, financial reporting services and information services provided by NPC Management to Romacorp in the ordinary course of Romacorp business consistent with past practices (the "Services") , provided that the Services shall not exceed in scope that amount or level of Services that NPC Management and its affiliates provides to Romacorp and the Romacorp Affiliates as of the Closing Date, or has provided during the twelve-month period prior to the Closing Date and shall not include Services that have been assumed during such twelve-month period by Romacorp, the Romacorp Affiliates or any of the businesses, personnel and resources contributed to Romacorp in contemplation of the
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Recapitalization Agreement. "Romacorp Affiliates" shall mean (i) the corporations, partnerships and other entities, the equity of which is at the applicable time directly or indirectly wholly owned by Romacorp, (ii) Roma Huntington Beach Associates, and (iii) Roma Addison Associates.

                  1.2 Legal Services. After the date hereof, NPC Management and its affiliates will continue to require the services of the legal staff of Roma Dining LP (a Romacorp Affiliate), principally David Short, for a period of up to one year. NPC Management will reimburse Roma Dining LP for these services in accordance with the following schedule based upon detailed billings completed by Mr. Short for services provided to NPC Management and its affiliates:

                           David Short       $75.00 per hour
                           Legal Assistant   $25.00 per hour

                  1.3 Requirements Regarding Software. During the term of this Agreement, NPC Management may develop upgrades to, and will endeavor to maintain a consistent code base for, the NPC Software (as defined below) which will be used in connection with the Services provided by NPC Management. Accordingly, Romacorp shall, and shall cause the Romacorp Affiliates to, accept all such changes to the NPC Software, provided that NPC Management will not implement any such changes that would materially adversely affect or cause undue hardship to the business of Romacorp and the Romacorp Affiliates or which would prevent Romacorp or the Romacorp Affiliates from being able to utilize the NPC Software.

         2. Software Maintenance.

                  2.1 License of NPC Software.

                           (a) Upon termination of this Agreement, NPC
         Management will grant to Romacorp a nonexclusive, nontransferable, royalty-free, perpetual license to use its proprietary internally developed and owned General Ledger Software and Back-Office Software, which in any case does not include the POS System (collectively, the "NPC Software") which was developed and is owned by NPC Management. Romacorp agrees that the NPC Software licensed hereby shall be solely for the use of Romacorp and the Romacorp Affiliates in the conduct of Romacorp's current line of business (casual dining rib restaurant business), as conducted on the date hereof, provided that such limitation on use shall not preclude Romacorp or the Romacorp Affiliates from increasing the number of stores owned by Romacorp or the Romacorp Affiliates and using the NPC Software in and in connection with those additional stores. Neither Romacorp nor any Romacorp Affiliate will (i) license, sell, give or otherwise transfer the NPC Software, any derivative thereof, or any right to use thereof to any person, or (ii) copy the NPC Software other than for the use of Romacorp and the Romacorp Affiliates as provided for herein. The license granted herein shall be subject to any vendor licensed software, which is not being licensed hereby, and therefor is subject to completion of the rewrite of certain software currently being undertaken by NPC Management which is intended to limit or eliminate the use of certain vendor licensed software.

                           (b) "General Ledger Software" is a group of AS400 programs, in source code and executable code forms, developed and owned by NPC Management to support the various home office accounting and payroll functions. This does not include the Fixed Asset System or any other vendor licensed programs.

                           (c) "Back-Office Software" is a Windows 95 based software package developed and owned by NPC Management which performs management and administration functions (i.e., payroll, inventory, cash sheet, etc.). Copies of the Back-Office Software will be provided in, and the license granted in Section 2.1 shall only be for, the executable form during the term of this Agreement and, if executed, during the term of the Software Management Agreement. If the Software Management Agreement is not executed, the source code of the Back-Office Software will be provided to Romacorp and the Romacorp Affiliates and included in the license granted in Section 2.1.

                           (d) "POS System" is software for one or more personal computers, touch monitors and printers running Progressive Software's point of sale software. This system is used in the restaurant to record the customer sale and is also referred to as the "Front of House" system.

                           (e) Romacorp acknowledges and agrees that during the term of this Agreement, it may be required to acquire for its use and the use of the Romacorp Affiliates XcelleNet software and Server licenses to operate the Back-Office Software. At the termination of this Agreement, Romacorp may purchase XcelleNet software and Server licenses to poll its stores. Upon the request of Romacorp, NPC Management shall provide reasonable assistance to Romacorp to obtain such software and licenses. If Romacorp uses software other than XcelleNet software for polling individual stores, NPC will not offer such support for the Back-Office Software.

                           (f) During the term of this Agreement and thereafter during the term of any Software Management Agreement, all systems running copies of Back-Office Software shall utilize hardware and a configuration approved by NPC Management (such approval not to be unreasonably withheld or delayed) to ensure system compatibility.

                           (g) ROMACORP AGREES TO TAKE THE NPC SOFTWARE LICENSED HEREBY "AS-IS" AND IN THE FORM AND CONDITION SUCH SOFTWARE EXISTS ON THE DATE HEREOF AND IS BEING USED BY ROMACORP ON THE DATE HEREOF. NPC MANAGEMENT MAKES NO WARRANTIES REGARDING THE NPC SOFTWARE, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NPC

         MANAGEMENT IS NOT OBLIGATED TO UPGRADE, IMPROVE, ENHANCE OR OTHERWISE ALTER THE NPC SOFTWARE.

                           (h) NOTWITHSTANDING ANYTHING TO THE CONTRARY
         CONTAINED HEREIN, AT LAW OR IN EQUITY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS OR BUSINESS INTERRUPTION) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES.

                  2.2 Post Termination Support.

                           (a) Romacorp understands and agrees that NPC
         Management will provide no support for Romacorp's use of the General Ledger Software following termination of this Agreement, and that use of that software after the termination of this Agreement shall be solely at the risk of Romacorp and the Romacorp Affiliates.

                           (b) If Romacorp and the Romacorp Affiliates continue the use of the Back-Office Software after termination of this Agreement and require technical assistance from NPC Management, Romacorp and NPC Management may enter into a software maintenance agreement ("Software Maintenance Agreement") which will provide for Romacorp to pay NPC Management an annual software maintenance fee to be negotiated by the parties on a per store and user basis for continued support of the software, which Software Maintenance Agreement shall have a term to be negotiated by the parties. The software maintenance fee will be paid to NPC Management annually and will afford Romacorp and the Romacorp Affiliates access to NPC Management technical services and any applicable software updates. After termination of this Agreement, NPC Management will make its help desk services available to Romacorp only if Romacorp enters into the Software Maintenance Agreement and such services shall be made available only so long as the Software Maintenance Agreement remains in effect, which agreement shall set forth the scope of the help desk support services and the costs thereof. Romacorp may from time to time, during the term of this Agreement and thereafter so long as a Software Maintenance Agreement is in effect, request system or process changes to the Back-Office Software. NPC Management will review and consider such requested changes and will implement such changes to the extent such changes can be made within the existing structure of NPC Management's organization, process and systems. Any such requested changes that are unique to Romacorp will not be undertaken by NPC Management unless the parties agree to the funding of such development and ongoing support by Romacorp.

                           (c) After the termination of this Agreement, if Romacorp has not
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         entered into a Software Maintenance Agreement and it requires technical services regarding the Back-Office Software from NPC Management, NPC Management may, in its sole discretion, provide technical support services on an "as time permits" basis at the rate of $350.00 per hour plus all reasonable out-of-pocket expenses.

                  2.3 Breach. In the event of any material uncured breach of
Section 2.1(a) of this Agreement by Romacorp, NPC Management may, at its option, terminate the licenses granted therein and require Romacorp to cease use of the NPC Software and return all copies to NPC Management.

         3. Term. The term of this Agreement shall be for a period commencing on the Closing Date and continuing until the end of Romacorp's twelfth fiscal period following the Closing Date, unless earlier terminated by Romacorp upon written notice to NPC Management by Romacorp, in which case this Agreement shall terminate at the end of Romacorp's fiscal period ending at least sixty (60) days after such notice. Either Party to this Agreement may terminate this Agreement upon notice to the other Party if such other Party has breached or otherwise failed to perform any of its obligations under this Agreement and failed to cure such breach or failure within sixty (60) days, in which case this Agreement shall terminate at the end of Romacorp's fiscal period ending at least sixty
(60) days after such notice.

         4. Payment. During the term of this Agreement, Romacorp agrees to pay NPC Management fees for each fiscal period for which services are provided in an amount equal to $16,000 per week during such fiscal period, provided that after not less than thirty (30) day' prior written notice by Romacorp to NPC Management, Romacorp may discontinue one or more of the following categories of Services (which, except for the services provided by the Chief Financial Officer of NPC, are described in Annex A), in which case the foregoing weekly fee will be reduced by the amount indicated below as of the 30th day following the receipt of such notice by NPC Management:

         Service                                     Fee Reduction
         MIS Service                                 $ 9,100.00
         Accounting and Other Service                  5,000.00
         Chief Financial Officer                       2,400.00

The fee is due fifteen (15) days following the end of each such fiscal period. Romacorp will reimburse NPC Management for all Reimbursable Expenses within thirty (30) days of the date of the invoice from NPC Management as outlined in Annex A. "Reimbursable Expenses" are expenses incurred on behalf of Romacorp or any Romacorp Affiliate which, consistent with past practices prior to the Closing Date, have been historically charged to Romacorp or any Romacorp Affiliate by Parent or NPC Management on a separate company basis. Additionally, Romacorp will pay for incremental fees incurred as a result of any material increase in the scope of the Services from the level historically provided as of the Closing Date but only if such increase in scope was expressly requested by Romacorp and agreed to by NPC Management.

         5. Cooperation and Additional Instruments. Romacorp shall, and shall cause the Romacorp Affiliates to, execute and obtain at NPC Management's expense and, upon NPC Management's reasonable request, any additional documents or instruments reasonably necessary or prudent to effect the intent of this Agreement. Romacorp shall, and shall cause the Romacorp Affiliates to, cooperate with NPC Management as reasonably necessary for the performance of NPC Management's obligations hereunder, including making the services of Romacorp and Romacorp Affiliates employees reasonably available to NPC Management without cost.

         6. Indemnification. Romacorp shall indemnify and hold NPC Management, Parent and their affiliates and their respective employees, officers, directors and agents (the "Indemnitees") harmless from and against any and all Damages (as hereinafter defined) suffered by any Indemnitee arising out of the Services provided by NPC Management, including the preparation of financial statements, except to the extent such Damages arise out of NPC Management's gross negligence or wilful misconduct or resulting from Romacorp's or any Romacorp Affiliate's use and possession of the NPC Software. "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental authority or arbitrator (collectively, an "Action")), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing, but shall not include any damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill of NPC Management or any indirect, incidental or special damages incurred by NPC Management.

         7. Attorneys' Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such Action or proceeding in addition to any other relief to which it may be entitled.

         8. Miscellaneous Provisions.

                  8.1 Severability. If any provision of this Agreement as applied to any Party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other Party or to any other circumstance shall not be affected or impaired thereby.

                  8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties; provided, however, that neither this Agreement nor any of the rights or obligations thereunder may be assigned by any Party without the prior written consent of the other Party.

                  8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

                  8.4 Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

                  8.5 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a wavier of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  8.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any person (including but not limited to any Employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein. The Indemnitees are intended third-party beneficiaries of the indemnification provisions set forth in Section 6.

                  8.7 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or other document or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee, if sent by a nationally-recognized overnight delivery service or (c) when received by the addressee, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to NPC Management:

                     NPC Management, Inc.
                  14400 College Blvd., Suite 201
                        Lenexa, Kansas  66215
                  Attn: Troy D. Cook
                  Telephone: (913) 327-5555
                  Facsimile: (913) 327-5849

         with a copy to:

                  John A. Granda, Esq.
                  Stinson, Mag & Fizzell, P.C.
                  1201 Walnut Street, Suite 2800
                  Kansas City, Missouri 64106
                  Telephone: (816)842-8600
                  Facsimile: (816)691-3495

         If to Romacorp:

                  Romacorp, Inc.
                  9304 Forest Lane, Suite 200
                  Dallas, Texas 75243
                  Attn: Robert B. Page
                  Telephone: (214)343-7800
                  Facsimile: (214)343-2660

         with a copy to:

                  Sentinel Capital Partners, L.P.
                  777 Third Ave., 37th Floor
                  New York, New York  10017
                  Attn:    John F. McCormack
                           David S. Lobel
                  Telephone:  (212) 688-3100
                  Facsimile:  (212) 688-6513

         with an additional copy to:

                  Frederick Tanne, Esq.
                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022-4675
                  Telephone:  (212) 446-4800
                  Facsimile:  (212) 446-4900

or at such other address or facsimile number for such Party as shall be specified in writing by that Party.

                  8.8 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Kansas applicable to agreements made and to be performed wholly within such jurisdiction, without regard to conflicts of law principles.

                  8.9 Interpretation.

                  (a) Unless specifically stated otherwise, references to Annex refers to the Annex of this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

                  (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

                  (c) No provision of this Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                  8.10 Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a federal or state court sitting in Johnson County, Kansas, which shall be the exclusive venue of any such Action. Each Party waives any objection which such Party may now or hereafter have to the laying of venue of any such Action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Section 8.7. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

                  8.11 Entire Agreement. This Agreement, together with the Annex hereto, constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between or among the Parties with respect to the subject matter hereof and thereof. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

                  8.12 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including the Annex, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

         IN WITNESS WHEREOF, the undersigned have affixed their respective signatures.

                                             NPC MANAGEMENT, INC.

                                                                             By:
                                                    Troy D. Cook, Vice President

                                             ROMACORP, INC.

                                                                             By:
                                                    Robert B. Page, President

                                    ANNEX A

                             MIS SERVICE PARAMETERS


- NPC Management will provide support for all POS System(s), Back-Office Software, and ROI software. As set forth in Section 1.3 of the Agreement, during the term of the Agreement. NPC Management may develop upgrades to, and will endeavor to maintain a consistent code base for, the NPC Software which will be used in connection with the Services provided by NPC Management. Accordingly, Romacorp shall, and shall cause the Romacorp Affiliates to, accept all such changes to the NPC Software, provided that NPC Management will not implement any such changes that would materially adversely affect or cause undue hardship to the business of Romacorp and the Romacorp Affiliates or which would prevent Romacorp or the Romacorp Affiliates from being able to utilize the NPC Software.

- NPC Management will provide first level support (including contacting IBM Support) to Romacorp for all POS and Back-Office hardware maintenance and repair; however, Romacorp will be required to purchase an inventory of spare systems in sufficient quantity to support its systems. This inventory will be maintained at Romacorp and released as needed. Furthermore, systems removed from operation by Romacorp or any Romacorp Affiliate will be the responsibility of Romacorp or the Romacorp Affiliate.

- NPC Management will poll all Tony Roma's stores wholly-owned by Romacorp or any Romacorp Affiliate nightly. Stores failing to be polled must contact NPC Management's Help Desk for support. It will be Romacorp's responsibility to resolve any store who fails polling and does not contact the Help Desk.

- Consistent with the current arrangement, NPC Management will process and transmit the daily and weekly FLASH in accordance with the following schedule.

          -    Weekly
               -    Preliminary -- Monday afternoon
               -    Final -- Tuesday afternoon
               -    Rerun -- each Saturday

          -    Daily
               -    Runs each morning includes rerun of prior two days.
                    Note: Run times vary based on processing load

- Consistent with the current arrangement, Romacorp will be responsible for the maintenance and repair of all hardware and software associated with the Dallas office network and telephone system.

- NPC Management will provide access to the AS400 via the existing lease line. The lease line facilities will be available from 8:00 a.m. to 6:00 p.m. Central Time.

     - For security purposes, NPC Management will restrict Romacorp's and the Romacorp

          Affiliates' lease line access to specific users (no more than 7) who will be restricted to specific areas/files/programs. Romacorp will be responsible to ensure the equipment is properly secured and accessed only by individuals with the appropriate authority and training.

     - Should Romacorp and the Romacorp Affiliates decide to move to a new facility, they are responsible for any costs that are incurred to relocate the existing lease line and associated equipment but solely to the extent expressly requested by Romacorp.

     - In the event Romacorp's and the Romacorp Affiliates' level of activity escalates requiring the expansion of the band width of the lease line to Dallas, Romacorp will be charged for the associated incremental costs but solely to the extent expressly requested by Romacorp.

- Consistent with the current arrangement, Romacorp will be responsible for the maintenance/repair of their local AS400 printer and terminals. Upon conclusion of this agreement, this equipment will remain with Romacorp. NPC Management will continue to provide assistance where possible.

- NPC Management is responsible for the maintenance/repair of the Perle Controller, Adtran TSU and Micom Controller located in the Dallas office. Upon conclusion of the support agreement, this equipment will be returned to NPC Management.

- NPC Management's services on all systems will be restricted to maintenance programming. This will include regular maintenance, changes to fix coding problems, "bug" fixes, and changes necessary to meet legal requirements. Enhancements will be performed consistent with current practice, based upon priority and scheduling availability.

- NPC Management will provide any program updates or changes to the Romacorp system after testing and approval of such by Romacorp.

- Any new facilities (i.e. insurance, banks, etc.) initiated by Romacorp or any Romacorp Affiliate must conform to the existing design of NPC Management's systems. NPC Management will make changes to rates, account numbers, and codes as required; however, we will not redesign the system input, output, or processing to accommodate the new requirement.

- Romacorp will be responsible to test, approve, schedule, train and roll-out all new or revised hardware or software. NPC Management will continue to support electronic software distribution when appropriate.

- Romacorp will be responsible for maintaining inventory-related files. NPC Management will continue to maintain back-office files, system files, menu, cash sheet and Flash authoring.

- As long as Romacorp's local area network ("LAN") is connected to NPC Management's wide area network ("WAN"), any changes to Romacorp's LAN configuration must be approved in advance by NPC Management, which approval shall not be unreasonably withheld.

                    ACCOUNTING AND OTHER SERVICE PARAMETERS

                                    PAYROLL

- I-9's - management, keypunch, control, and all associated forms will be processed.

- Personnel Files - all personnel files held by NPC Management will continue to be maintained by NPC Management until the termination of this Agreement or earlier requested by Romacorp, at which time such will be delivered to Romacorp.

- Payroll Tax Reporting - all payroll tax returns will be completed by NPC Management and forwarded to Romacorp for review and signing.

- In order to maintain direct deposit, Romacorp must continue to use a bank with a direct deposit data/media format consistent with that currently used by NPC Management.

- Romacorp must continue to use Gates McDonald for unemployment processing during the term of this agreement.

                                   ACCOUNTING

- NPC Management will process Romacorp's month-end close in accordance with the following scheme:

     - Romacorp will adhere to current week, period and year ending dates.

     - Romacorp's month-end accounting processing will be performed in accordance with the current schedule with targeted preliminary general ledger close on or around the 5th day after the end of the period.

     - Romacorp will be responsible for all accounting estimates including but not limited to the allowance for bad debts, accrued vacation, property tax, insurance, income tax expense, and the related tax liability, depreciation expense, and related accumulated depreciation amounts. NPC Management will continue to record transactions to those accounts consistent with past process. Upon commencement of this Agreement, new rates will need to be established for the majority of these estimates. The parties to this agreement will put forth commercially reasonable efforts to mutually establish such amounts necessary to reflect the estimates in the financial statements in accordance with the current process. Romacorp will review, approve, and accept responsibility for all estimates.

     - NPC Management will put forth commercially reasonable efforts to provide final general ledger close ten (10) business days following the end of each fiscal period. During such time, three preliminary closes will be processed in priority fashion (i.e., prior to processing Pizza Hut close). Additional preliminary closes will be performed subject to system capacity as assessed by NPC Management. Note: Both parties acknowledge that the timing and volume of adjusting journal entries may cause the above schedule to be delayed.

- NPC Management will continue to process sales and use tax returns. The returns will be reviewed and signed by Romacorp.

- NPC Management will provide assistance in the preparation of federal and state income tax returns and estimated tax payments which will be prepared by the service provider used to prepare the NPC International, Inc. and subsidiaries tax returns (currently Baird, Kurtz & Dobson). Service provider fees for preparation of such returns will be billed directly to Romacorp. Romacorp will have all necessary access to the service provider and information included in the returns. Romacorp will be responsible for review and signing of the returns.

- NPC Management will process all property tax returns with RASH & Associates. The fees for RASH & Associates will be billed directly to Romacorp.

- Account evaluations will be performed prior to the close of the next period.

- All reports will be printed and mailed by NPC Management consistent with past practices.

- NPC Management will provide all property management functions; however, any lease extensions, communications with landlords, etc. will be reviewed and approved by Romacorp.

- Romacorp will be responsible for the development and maintenance of a reliable system of internal controls. Specifically, all monitoring controls, as defined by generally accepted auditing standards, will be performed by Romacorp, and Romacorp will satisfy itself that application controls over processes related to their financial statements are operating properly.

- NPC Management will retain no responsibility for the validity of cash disbursements and will manage cash sweeping practices as directed by Romacorp. All checks processed by NPC Management will be signed with a nameplate. These checks will be sent to Romacorp for authorization and disbursement.

- NPC Management and its employees will not provide any representation and/or warranties with respect to the financial statements of Romacorp or its internal control system. NPC Management will not incur the time or expense to have any procedures performed with respect to an independent accountant's report related to the requirements of Statement or Auditing Standards No. 70.

- Romacorp must renegotiate "stand-alone" terms with credit card processors. All information received by NPC Management from the Romacorp credit card processors must remain in present format.

- All check stock must be prepared by Rapco consistent with NPC Management's existing format.

- Any changes in vendors must be coordinated with NPC Management; specifically, information (invoice) processing must remain on a substantially consistent basis with NPC Management's existing system.

- Accounting statement format changes will be executed on a priority basis; however,




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   changes to account numbers may be made at the discretion of NPC Management.

- Romacorp will utilize "positive pay" check processing so as to allow NPC Management to continue to use its bank account reconciliation software.

                                    BENEFITS

- Romacorp will be responsible for all employee benefits processing and management.

                                    GENERAL

- All express and other mailing charges required by this arrangement will be charged to Romacorp's billing code at that vendor or direct billed by NPC Management.

Romacorp will reimburse NPC Management for any expenses incurred on its behalf for products or services formerly charged to NPC Management on a consolidated basis including but not limited to the following:

                                 REIMBURSEMENTS

   -  AT&T telephone charges & long distance credit cards

   -  Gates McDonald Unemployment Processing

   -  Credit Card Processing Fees

   -  Diners Club Travel Charges

   -  IBM Maintenance Fees

   -  AS400 Lease Line Costs

Reimbursement for such expenses is due within thirty (30) days of invoice date from NPC Management to Romacorp.